THE BEARD COMPANY Enterprise Plaza, Suite 320 5600 North May Avenue Oklahoma City, Oklahoma 73112 OTCBB: BRCO	601Technology Drive Suite 300 Canonsburg, PA 15317-9523

News Release
For Immediate Release

Contacts for PinnOak:	Investor Relations Partners, Inc. Shellie Roth or Joanne Barbieri 973.535.8389 info@irpartners.com
Contact for The Beard Company:	Herb Mee, Jr., President 405.842.2333 hmee@beardco.com

PINNOAK RESOURCES AND THE BEARD COMPANY ANNOUNCE

START-UP OF INNOVATIVE FINE COAL RECOVERY PLANT IN WEST VIRGINIA

PITTSBURGH, PA and OKLAHOMA CITY, OK – November 1, 2006 – PinnOak Resources, LLC, and The Beard Company (OTCBB:BRCO) today jointly announced that the Beard Pinnacle, LLC pond recovery facility at the Pinnacle Mine complex located near Pineville, West Virginia, has successfully started operations.

The operation includes a plant with innovative technologies designed to recover fine coal that had previously been lost in processing during conventional coal preparation. The coal from the Pinnacle Mine is considered to be perhaps the highest quality metallurgical coal in North America. Beard Technologies, Inc., a subsidiary of The Beard Company, will operate the plant.

Herb Mee, Jr., president of The Beard Company, said: “During our start-up, all elements of the plant reached or exceeded their targeted performance levels. Testing is anticipated to continue for another two weeks, and all indications are that the plant will be capable of producing more than its rated tonnage of clean coal annually.”

Mee continued, “We appreciate the hard work and coordination it took to get to our operational status, and look forward to this profitable venture with the Pinnacle Mine.”

About The Companies

PinnOak Resources, LLC is a coal mining and energy resources supplier of premium quality metallurgical coal, which through its subsidiaries, operates two mining operations in Pineville, West Virginia and one near Birmingham, Alabama. PinnOak also supplies some steam coal and coal bed methane.

The Beard Company’s operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction and operation of fertilizer plants in China, oil and gas production, and e-commerce activities aimed at developing business opportunities to leverage starpay™’s intellectual property portfolio of Internet payment methods and security technologies. Beard’s common stock is traded on the OTC Bulletin Board under the symbol: BRCO.

Safe Harbor Disclaimer: Statements regarding future profitability and operations, including the timing of those activities, are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact The Beard Company. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in our filings with the Securities and Exchange Commission. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or otherwise.

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